UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2013

EMC INSURANCE GROUP INC.
(Exact name of registrant as specified in its charter)

Iowa	0-10956	42-6234555
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

717 Mulberry Street, Des Moines, Iowa	50309
(Address of principal executive offices)	(Zip Code)

(515) 345‑2902
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
On November 15, 2013, the Registrant issued a press release announcing that a change in the terms of the excess of loss reinsurance agreement between the Registrant's reinsurance subsidiary, EMC Reinsurance Company, and Employers Mutual Casualty Company (Employers Mutual), the Registrant's parent organization, has been approved for calendar year 2014. Effective January 1, 2014, pending regulatory approval, the cost of the excess of loss coverage will decrease from the current 9.0 percent of total assumed reinsurance premiums to 8.0 percent of total assumed reinsurance premiums. This change is a result of efforts to ensure that the terms of the agreement are fair and equitable to both parties. EMC Reinsurance Company will continue to retain the first $4.0 million of losses per event, plus 20.0 percent of any losses between $4.0 million and $10.0 million and 10.0 percent of any losses between $10.0 million and $50.0 million associated with any event. This revision was approved at a joint meeting of the Inter-Company Committees of the boards of directors of the Registrant and Employers Mutual on November 12, 2013.

Item 7.01	Regulation FD Disclosure.
On November 15, 2013 the Registrant issued a press release announcing that its Board of Directors declared a quarterly dividend of $0.23 per share of common stock payable December 3, 2013 to shareholders of record as of November 25, 2013. The $0.23 per share quarterly dividend represents a 9.5 percent increase over the previous quarterly dividend of $0.21 per share. The press release is furnished as Exhibit 99.

Item 8.01	Other Events.
On November 14, 2013, the Registrant received notification that Lisa A. Stange, Vice President, Chief Investment Officer & Treasurer, is resigning first quarter 2014. Bradley (Brad) J. Fredericks, assistant vice president/investments, will take over Ms. Stange’s position upon her departure. Mr. Fredericks joined the Company in 2010 as a portfolio manager and was promoted to assistant vice president/investments in May of 2013. He has over 15 years of experience in portfolio management and securities analysis. Prior to joining the Company, Mr. Fredericks spent 12 years at Principal Financial Group where he held a variety of positions as a portfolio manager and fixed income securities analyst with increasing responsibility.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99	Press release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized, on November 15, 2013.

EMC INSURANCE GROUP INC.
Registrant

/s/ Mark E. Reese
Mark E. Reese
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99	Press release